Metropolitan Life Insurance Company

Rider: Interim Term Insurance Benefit

This rider is a part of the policy to which it is attached.

This rider provides a term insurance benefit if any insured person dies on or after the date of this rider and before the date of the policy. This benefit is payable to the beneficiary of the insurance on that person, subject to the provisions of the policy.

Date of Rider– – The date of this rider is the date of this benefit shown on page 3.

Term Insurance Benefit– – After we receive proof that an insured person died during the period of this rider, we will pay the term insurance benefit. This benefit will be equal to the insurance otherwise payable under the policy if the insured person were to die on the date of the policy.

Premium– – The single premium for this rider is shown on page 3 of the policy. It is due and payable on the date of this rider.

Effect on Policy Provisions– – The provision in the policy which refers to a grace period for the payment of premiums after the first premium will apply to the premium due and payable on the date of the policy.

The “Incontestability” and “Suicide’’ provisions of the policy will be measured from the date of this rider.

This rider will not advance the time of payment of any dividend or any endowment date under the policy. This rider will have no effect on any guaranteed cash value or any benefit in the event of non-payment of premiums provided under the policy.

The following provisions relate to any riders included in the policy:

1.

Any rider, except a Guarantee to Issue New Insurance Without Evidence of Insurability rider, will be effective during the period of this rider. During such period, any reference in a rider to the “date of this policy” will mean the date of this rider.

2.

If a rider provides monthly payments on the death of an insured person and death occurs during the period of this rider: (a) the first monthly payment will be made as of the date of death and (b) the total number of monthly payments will be the same as if the death occurred on the date of the policy.

3.	Any Guarantee to Issue New Insurance Without Evidence of Insurability rider will not be in effect during the period of this rider.

/s/ Timothy J. Ring
Timothy J. Ring
Secretary

R.S 643 July 1979	CAAHFO